Exhibit 10.4

May 13, 2019

Peter Tassiopoulos
Chief Executive Officer
Sphere 3D Corp. and HVE Inc.
Re:     Secured Promissory Note dated November 13, 2018 in the amount of             $500,000
Dear Peter:
Reference is made to the above-referenced Secured Promissory Note dated November 13, 2018 between Sphere 3D Corp. and HVE Inc. (the “Borrowers”) and Overland Storage, Inc. (the “Holder” or “Overland”) in the amount of $500,000 (the “Note”). Such Note provides for payment of all interest and principal on or before May 13, 2019 (the “Payment Date”). It is my understanding that the Borrowers have requested that the Payment Date be extended to June 13, 2019. Overland agrees to extend the payment date to June 13, 2019 in exchange for payment of a fee in the amount of $10,000 which shall also be due and payable upon maturity. By execution of this letter agreement, the parties agree and acknowledge that the Payment Date has been extended to June 13, 2019. No other terms of the Note shall change.
Please acknowledge your consent to the revised Payment Date by signing the below acknowledgment and returning it to me at your earliest convenience.

Very truly yours,

Overland Storage, Inc.

/s/ Eric Kelly
Eric Kelly
Chief Executive Officer

ACCEPTED AND AGREED:

Sphere 3D Corp                HVE Inc.

By: /s/ Peter Tassiopoulos             By: /s/ Peter Tassiopoulos
Peter Tassiopoulos             Peter Tassiopoulos
Chief Executive Officer             Chief Executive Officer